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                                                               EXHIBIT (a)(1)(V)


         SHELL OIL RAISES OFFER FOR BARRETT RESOURCES TO $60 PER SHARE

         HOUSTON (APRIL 26, 2001) - Shell Oil Company (Shell) announced today that it has raised its fully funded cash offer for all outstanding shares of Barrett Resources Corporation (NYSE: BRR) common stock to $60 per share from $55 per share. Shell disclosed these initiatives in the following letter sent today to the Board of Directors of Barrett Resources from Walter van de Vijver, president and CEO of Shell Exploration & Production Company, the exploration and production arm of Shell Oil Company.

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                                                                  April 26, 2001

Board of Directors
Barrett Resources Corporation
1515 Arapahoe Street
Tower 3, Suite 1000
Denver, CO 90202

Attention:        Peter A. Dea, Chairman and Chief Executive Officer

Dear Peter:

After speaking to you last week, I am once again disappointed by your refusal to meet to discuss our tender offer. Your continued unwillingness to meet with Shell is difficult to understand, especially in light of my personal confirmation to you that Shell was ready to discuss increasing its offer price for Barrett shares. Your repeated insistence that Shell join your "process" before the Barrett Board will even receive our higher bid seems inappropriate. At the end of the day, if Shell is the highest bidder for Barrett, whether or not Shell visited your data room is irrelevant to your shareholders. Accordingly, the Barrett Board should consider our bid on an equal basis with all others.

We have heard that you have established an early May bid date for those parties who have visited your data room. To ensure our offer is fairly considered in your evaluation, today Shell is increasing the price in our tender offer for all Barrett shares to $60 per share in cash. This increased price represents a 36% premium over Barrett's trading levels immediately before we first announced our offer in early March. We are also extending our tender offer until May 9, 2001. By that time, your search for strategic alternatives will have spanned more than two months, which is ample time for you and your advisors to have fully evaluated the market and considered other bids, if any, that may come out of your auction process.


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In addition, in the interests of maximizing Barrett shareholder value, we continue to urge you not to enter into a merger agreement that includes break up fees for any bidder. If at the end of the auction there is another party willing to pay more than Shell, so be it, but the Barrett board should not take money that a bidder is willing to pay for Barrett away from its shareholders. Money paid to acquire Barrett belongs to the Barrett shareholders, not to the participants in the auction process.

Once again, we regret having to communicate our offer in such a public forum. We continue to see Barrett and its employees as the cornerstone of Shell's growth plans in the Rockies. As your auction process comes to an end, my team and I look forward to working with you to complete a transaction.


                                           Very truly yours,



                                           Walter van de Vijver


                                       ***


         Additionally, Shell announced today that it intends to mail written consent materials to Barrett shareholders shortly. The purpose of these materials is to allow shareholders to remove and replace their existing Board of Directors outside a scheduled meeting, should it become necessary. Only shareholders of record on April 19, 2001, a date established by Barrett on April 9, 2001, at Shell's request, will receive these materials.

         Shell also announced today that in consideration of its revised offer, it will be extending its tender offer for all outstanding shares of Barrett Resources Corporation (NYSE: BRR) to 12:00 midnight EDT on May 9, 2001. As of the close of the market on April 25, 2001, 103,644 shares of Barrett stock had been tendered into Shell's offer.

         Shell Oil Company is a wholly-owned arm of the Royal Dutch/Shell Group (NYSE: RD, SC).


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         SHELL OIL COMPANY HAS FILED A PRELIMINARY CONSENT STATEMENT AND OTHER
SOLICITATION MATERIALS WITH THE SEC RELATING TO SHELL OIL COMPANY'S SOLICITATION OF WRITTEN CONSENTS FROM THE SHAREHOLDERS OF BARRETT RESOURCES CORPORATION. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT, WHEN AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE CONSENT STATEMENT WILL BE FILED BY SHELL OIL COMPANY WITH THE SEC. INVESTORS AND SECURITY HOLDERS CAN OBTAIN A FREE COPY OF THE CONSENT STATEMENT (WHEN AVAILABLE) AND OTHER RELEVANT DOCUMENTS ON THE SEC'S WEB SITE.

         IN ADDITION, THE IDENTITY OF PEOPLE WHO, UNDER SEC RULES, MAY BE CONSIDERED "PARTICIPANTS IN THE SOLICITATION" OF BARRETT SHAREHOLDERS AND THEIR HOLDINGS OF BARRETT COMMON STOCK ARE CONTAINED IN SHELL OIL COMPANY'S PRELIMINARY CONSENT STATEMENT FILED WITH THE SEC UNDER REGULATION 14A.

         THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE BASED ON SHELL OIL COMPANY'S CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. WORDS SUCH AS "EXPECTS," "ANTICIPATES," "FORECASTS," "INTENDS," "PLANS," "BELIEVES," "PROJECTS," AND "ESTIMATES," AND VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS.

         THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON A NUMBER OF ASSUMPTIONS THAT COULD ULTIMATELY PROVE INACCURATE AND, THEREFORE, THERE CAN BE NO ASSURANCE THAT THEY WILL PROVE TO BE ACCURATE.

         ACTUAL RESULTS AND OUTCOMES MAY VARY MATERIALLY FROM WHAT IS EXPRESSED OR FORECAST IN SUCH STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE CHANGES IN NATURAL GAS PRICES, CHANGES IN COMPETITIVE OR ECONOMIC CONDITIONS AFFECTING SUPPLY AND DEMAND FOR GAS, PENDING OR FUTURE LITIGATION, CHANGES IN CURRENT LAWS AND REGULATIONS, AND GENERAL DOMESTIC AND INTERNATIONAL ECONOMIC AND POLITICAL CONDITIONS. SHELL OIL COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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MEDIA CONTACTS
Kitty Borah/Stacy Hutchinson      Shell Oil Media Relations       (713) 241-4544

INVESTOR RELATIONS CONTACT:
David Sexton                      Shell Oil Investor Relations    (212) 218-3112

WEB SITE INFORMATION              www.shell-barrett.com
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